Filed pursuant to Rule 433

Registration No.: 333-262475-03

***PRICING DETAILS*** $500mm Harley-Davidson Motorcycle Trust 2023-B (HDMOT 2023-B)

Joint Bookrunners : J.P. Morgan (struc.), MUFG, Barclays

Co-Managers : Bank of America, Loop, TD, US Bank, Wells Fargo

TOTAL OFFERED

CL AMT($MM) AMT($MM) WAL MDY/S&P P.WIN E.FNL L.FNL BENCH SPREAD YLD% CPN% $PX

A-1 91.000 86.450 0.24 P-1/A-1+ 1-6 03/24 10/24 I-Curve +20 5.673 5.673 100.00000

A-2 207.100 196.740 1.09 Aaa/AAA 6-21 06/25 12/26 I-Curve +62 6.003 5.92 99.99056

A-3 180.780 171.740 2.49 Aaa/AAA 21-41 02/27 08/28 I-Curve +88 5.768 5.69 99.97739

A-4 47.450 45.070 3.59 Aaa/AAA 41-44 05/27 04/31 I-Curve +120 5.853 5.78 99.99097

Expected Settle : 09/27/23 Registration : SEC Registered

First Pay Date : 10/16/23 ERISA Eligible : Yes

Expected Ratings : Moody's, S&P Px Speed : 1.40% ABS to 10% Clean-Up

Ticker : HDMOT 2023-B Min Denoms : $1k x $1k

Bill & Deliver : J.P. Morgan

Expected Pricing : PRICED Available Information:

CUSIPs : A-1 41285YAA3 * Preliminary Prospectus : Attached

A-2 41285YAB1 * Ratings FWP : Attached

A-3 41285YAC9 * DealRoadshow.com : HDMOT23B

A-4 41285YAD7 * IntexNet/CDI : Attached

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.